Exhibit 10.8

English Translation

Asset Transfer Agreement

Worksoft Creative Software Technology Ltd.

AND

Beijing SunBridges Technologies Development Co., Ltd.

December 1, 2006

THIS AGREEMENT is entered into by and between the parties below in Beijing as of December 1, 2006:

Worksoft Creative Software Technology Ltd. (hereinafter referred to as “Transferee”)

Legal address: 3F, No.8 Building, Zhongguancun Software Park, 8 Dongbeiwang West Road, Haidian District, Beijing

Beijing SunBridges Technologies Development Co., Ltd. (hereinafter referred to as “Transferor”)

Legal address: Rm.203, No.1 Building, 3 Huayuan Road, Haidian District, Beijing

WHEREAS,

1.	The Transferor intends to transfer part of its operational assets and software suite-related businesses, including all the accounts receivable and fixed assets ended October 31, 2006 as well as all net profits after October 31, 2006, to the Transferee, and the management and implementation teams of the Transfer Object will also join in the Transferee;

2.	The Transferee intends to purchase the Transferred Assets and accept all the management and implementation teams of the Transfer Object.

NOW, THEREFORE, the Transferee and the Transferor, through friendly negotiations, hereby agree as follows:

Article 1 Definitions

Whenever used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

1.1	“Transferred Assets” means the Transferred Assets as defined in Article 2 “Transfer Object”, i.e. the operational assets owned by the Transfer Object.

1.2	“This Agreement” means this Asset Transfer Agreement signed by both parties, including all annexes hereto as well as any and all amendments or supplements as may be made from time to time to this Agreement.

1.3	“Initial Closing” means the delivery of the Transferred Assets, transfer of the project contracts of the Transfer Object, changed labor contracts signed by all management and implementation teams of the purchased object with the Transferee as well as payment of first installment of the Transfer Price, as set forth in Article 4 “Initial Closing”.

1.4	“Further Closing” means the transfer of ownership of the Transferred Assets as well as the payment of the remaining portion of the Transfer Price by the Transferee to the Transferor based on the transfer of Transferred Assets and project contracts to the Transferee and the joining of the management and implementation teams of the Transfer Object in the Transferee, as set forth in Article 5 “Further Closing”.

1.5	“Initial Closing Date” means December 1. The obligations of the Transferor shall be realized on the Initial Closing Date. Both parties may specify in writing other time as Initial Closing Date according to the performance of this Agreement.

1.6	“Further Closing Date” is to be determined by both parties according to the time when all the main customer contracts expected to be signed by the Transferor in 2007 or other Comverse service contracts with a similar contract value and gross profit margin as listed in Annex 3 are signed and all the service contracts being implemented by the Transferor as listed in Annex 3 are transferred to the Transferee. Further Closing shall be performed on Further Closing Date. Both parties may specify in writing other time as Further Closing Date according to the performance of this Agreement.

1.7	“Transfer Price” means the consideration, as agreed upon by both parties, for the Transfer Object payable by the Transferee to the Transferor, i.e. the Transferee will pay a total amount of RMB 2 million to the Transferor by installments.

1.8	“Profit/loss Delimiting Reference Date” means October 31, 2006. Both parties agree that this date is the Profit/loss Delimiting Reference Date.

1.9	“Third Person” means a natural person, legal person or other entity which is not a party to this Agreement.

1.10	“China” means the People’s Republic of China and for the purpose of this Agreement, excludes Hong Kong SAR, Macao SAR and Taiwan.

1.11	“Chinese Laws” means the laws, regulations and administrative rules or other administrative decrees and decisions promulgated by Chinese legislation organs and government departments, which are now effective and will be implemented after this Agreement becomes effective.

Article 2 Transfer Object

The Transfer Object under this Agreement includes:

2.1	The Transferee intends to purchase the fixed assets currently being used by the Transfer Object (a list is given in Annex 1), its accounts receivable (a list is given in Annex 2) and other operational assets, all service contracts currently being implemented by the Transfer Object and the main customer contracts expected to be signed by the Transferor in 2007 (a list is given in Annex 3) or other Comverse service contracts with a similar contract value and gross profit margin pursuant to this Agreement (“Transfer Object”).

2.2	According to this Agreement, the management and implementation teams (a name list is given in Annex 4) of the Transfer Object will also join in the Transferee.

Article 3 Transfer Price

The Transferee and the Transferor agree that the consideration for the Transferred Assets under this Agreement is RMB 2 million, which shall be paid in two installments by the Transferee to the account designated by the Transferor or in the manner as required by the Transferor.

Article 4 Initial Closing

Both parties confirm that the Initial Closing Date of the transaction under this Agreement is December 1.

4.1	Payment of First Installment of Transfer Price

Within 10 workdays after the Initial Closing Date, the Transferee shall pay the first installment of the Transfer Price, i.e. RMB 1,000,000, the account designated by the Transferor.

4.2	Initial Closing of Transferred Assets

Both parties agree that the ownership of the Transferred Assets as listed in Annex 1 and the accounts receivable as listed in Annex 2 will be handed over to the Transferee as of the Initial Closing Date and the Transferee will be held responsible for the damage risks of the Transferred Assets. The Transferor shall complete the handover of the Transferred Assets on this date.

4.3	Transfer of Contracts

The service contracts being implemented as listed in Annex 3 shall be transferred to the Transferee by the Transferor on the Initial Closing Date. As from the Initial Closing Date, the Transferee will substitute the Transferor to be a party to such contracts and enjoy and undertake the rights and obligations under such contracts. The Transferor will not enjoy and undertake the rights and obligations under such contracts as a party to them.

4.4	Management and Implementation Teams

Both parties agree that as of the Initial Closing Date, the termination agreements on the original labor contracts between the Transferor and the management team become effective and the changed new labor contracts between the Transferee and the management team become effective.; within 30 days after the Initial Closing Date, the termination agreements on the original labor contracts between the Transferor and the implementation team become effective and the changed new labor contracts between the Transferee and the implementation team become effective. As from the effective dates as specified in labor contracts, management and implementation teams become the formal employees of the Transferee. The rights and obligations of the employees involving the transfer of labor relations in the management and implementation teams that arise from the compliance with and performance of labor contracts are also divided according to the effective dates of labor contracts, i.e. enjoyed or undertaken by the Transferor and the Transferee respectively. After acquisition, the main management team members Lu Guangming and Chen Lu of the Transferor shall sign 3-year labor contracts with the Transferee (in the format as given in Annex 5) and undertake non-competition terms in work contracts.

Article 5 Further Closing

5.1	Both parties confirm that the Further Closing Date of the transaction under this Agreement is the date when all the main customer contracts expected to be signed by the Transferor in 2007 or other Comverse service contracts with a similar contract value and gross profit margin as listed in Annex 3 are signed and all the service contracts being implemented by the Transferor as listed in Annex 3 are transferred to the Transferee.

5.2	On the Further Closing Date, if the Transferor performs all the transfer obligations under this Agreement, the Transferee shall pay the second installment of the Transfer Price to the Transferor pursuant to Article 6 hereof.

Article 6 Payment of Transfer Price

Both parties agree that the Transferee will pay the Transfer Price to the Transferor in the following way:

6.1	First installment: within 5 workdays after the Initial Closing Date, the Transferee shall pay RMB 1,000,000 to the Transferor.

6.2	Second installment: within 5 days after the Further Closing Date, the Transferee shall pay RMB 1,000,000 to the Transferor. If the following situations exist on the basis of the result of the audit conducted by the accounting firm designated by the Transferee over the Transferor, the said payment shall be adjusted accordingly:

1)	The audited amount of the Transferred Assets is above 5% lower than the amount of the Transferred Assets of the Transferor as of October 31, 2006 provided by the Transferor;

2)	The audited actual net profits for November and December 2006 are above 5% lower than the expected net profits provided by the Transferor;

3)	On the Further Closing Date, the accounts receivable whose age exceeds 270 days and which already exist on December 31, 2006 will be recorded as bad debts.

Article 7 Transferee’s Obligations

7.1	The Transferee shall pay the Transfer Price to the Transferor on time and in full in the manner and amount as set forth herein. In case of special circumstances, payment may be extended by 10 days. Thereafter, the Transferee shall pay the Transferor an overdue fine at a daily rate of 0.021% of overdue amount.

7.2	After the Initial Closing Date, the Transferee takes possession of the Transferred Assets. The Transferee shall exercise due care in respect of the Transferred Assets and itself bear the damage and loss risk of the Transferred Assets from the Initial Closing Date to Further Closing Date. If this transaction is unsuccessful, the Transferee shall be obliged to return the Transferred Assets and project contracts that are in a good condition to the Transferor.

7.3	The Transferee shall fully perform the contractual obligations that shall be performed by the Transferor under the service contracts that are being implemented, as listed in Annex 3.

7.4	The Transferee shall timely sign labor contracts with the management and implementation teams of the Transfer Object and substitute the Transferor to continue to perform related labor contracts. Without the consent of relevant employees, the Transferee shall not change the contents of labor contracts without permission (except name of employer) and the length of service of the management and implementation teams of the Transfer Object with the Transferor shall be the length of service with the Transferee.

Article 8 Transferor’s Obligations

8.1	Before the Transferor hands over the Transferred Assets to the Transferee, it shall try to maintain the good working condition of the Transferred Assets. The Transferor shall hand over the right of possession of the Transferred Assets to the Transferee on the Initial Closing Date.

8.2	The Transferor shall try its best to assist the Transferee in completing the transfer of the project contracts included in the Transfer Object. The Transferee and the Transferor shall jointly issue the “Letter of Inquiry on Contract Transfer” to related customers so that project users directly sign contracts with the Transferee.

8.3	The Transferor shall complete all the internal and external approval, permit, filing and other procedures as being necessary to perform this Agreement and realize closing.

8.4	The Transferor shall cause the project management and implementation teams to sign changed labor contracts with the Transferee;

8.5	The Transferor shall issue a receipt voucher to the Transferee within 5 workdays of receiving the Transfer Price paid by the Transferee.

Article 9 Representations and Warranties

9.1	The Transferee hereby represents and warrants to the Transferor that:

9.1.1	The Transferee is a company incorporated and existing under Chinese laws and capable of independently exercising the rights under this Agreement and performing the obligations under this Agreement;

9.1.2	From its founding until now, the Transferee has operated lawfully, has no significant illegal acts and has not been given serious administrative penalties;

9.1.3	The execution and performance of this Agreement by the Transferee do not violate its articles of association, rules or other corporate regulatory documents, or any contract, agreement or other binding document signed by the Transferee with a third person, or any law, regulations, rules or any judgment, award, order or decision issued by any court, arbitration tribunal or government agency possibly applying to the Transferee and this Agreement;

9.1.4	The Transferee has handled all the internal and external approval, registration or filing procedures as necessary to perform this Agreement and realize closing;

9.1.5	The Transferee has enough funds to pay the Transfer Price to the Transferor in the manner and at the time as specified herein and the Transferee has no actual or threatened event that may affect its ability of performing this Agreement.

9.2	The Transferor hereby represents and warrants to the Transferee that:

9.2.1	The Transferor is a limited liability company incorporated and existing under Chinese laws and capable of independently exercising the rights under this Agreement and performing the obligations under this Agreement;

9.2.2	From its founding until now, the Transferor has operated lawfully, has no significant illegal acts and has not been given serious administrative penalties;

9.2.3	The execution and performance of this Agreement by the Transferor do not violate its articles of association, rules or other corporate regulatory documents, or any contract, agreement or other binding document signed by the Transferor with a third person, or any law, regulations, rules or any judgment, award, order or decision issued by any court, arbitration tribunal or government agency possibly applying to the Transferor and this Agreement;

9.2.4	The Transferor lawfully owns the Transferred Assets and has not created any guarantee, mortgage, pledge or other third-party interest on the Transferred Assets. The ownership of the Transferor over the Transferred Assets is not challenged by a third person and free of any lawsuit, arbitration application or administrative appeal made with respect to ownership dispute;

9.2.5	The business contracts that are being implemented and will be signed in 2007 as listed in Annex 3 have been signed or will be signed by the Transferor in accordance with law during its normal course of business after reaching a mutual agreement with other parties and are free of any fraudulence, threat or otherwise that may affect or challenge the validity of contracts. Business contracts are legal, valid and binding to both parties. The Transferor has not subcontracted or transferred business contracts and/or the rights thereunder to any third party in any way, and has not defaulted under these contracts;

9.2.6	The data with respect to the Transfer Object disclosed by the Transferor to the Transferee has been prepared in accordance with the principles of truthfulness and fairness. The error in the amount of the Transferred Assets does not exceed five percent;

9.2.7	The Transferor has no claims and liabilities concerning the business contracts as well as management and implementation teams that shall be disclosed, but not disclosed and has no lawsuit, arbitration or administrative appeal with respect to business contracts as well as management and implementation teams;

9.2.8	To the knowledge of the Transferor, there are currently no threatened challenges or lawsuits against the Transferor and the Transferred Assets.

Article 10 Preconditions for Initial Closing

The realization of Initial Closing requires all the following conditions to be fulfilled:

10.1	The formation, effectiveness and validity of this Agreement is not challenged, restricted or prohibited by any court, arbitration tribunal, government agency or other competent institution;

10.2	Both parties have completed all the internal approval procedures requisite for closing in accordance with the provisions of this Agreement and their respective articles of association.

10.3	The representations and warranties made by both parties under this Agreement are true and effective on the Initial Closing Date. As of the Initial Closing Date, each party gives the other party a written confirmation proving that its representations and warranties are still true and effective.

Article 11 Non-competition

11.1	After the Initial Closing Date, the Transferor shall not be engaged in the businesses identical or similar to those in the business contracts of the Transfer Object and cause its subsidiaries and affiliates to stop operating such businesses;

11.2	After the Initial Closing Date, the Transferor shall not invest to set up any company or other entity engaged in software suite business or similar business, purchase the equity of such company or entity or purchase the assets used to operate such businesses;

11.3	After the Initial Closing Date, the Transferor shall take reasonable measures to cause its subsidiaries and affiliates to stop software suite or similar business or limit such companies to invest in any form of other entity that may be competitive with the Transferor;

11.4	After the Initial Closing Date, if the Transferor obtains any commercial opportunity of any software business and other software suite business relating to the customers in relation to the contracts as listed in Annex 3, or gets any information that may bring the said commercial opportunity, the Transferor shall first provide such opportunity or information to the Transferee. Before the Transferee waives such opportunity in writing, the Transferor shall not use such opportunity to be engaged in any form of business operations;

11.5	After the Initial Closing Date, the Transferor shall not use the information relating to software suite business in its possession for any commercial purpose;

11.6	If the Transferor does not perform its obligations in this Article, thus causing losses to the Transferee, the Transferor shall timely make sufficient and effective compensation to the Transferee, including, but not limited to, the actual commercial losses of the Transferee arising from Transferor’s default;

11.7	Within 2 years after the Initial Closing Date: without the prior written consent of the Transferee, whether direct or indirect, the Transferor shall not employ, engage or recruit any employee of the management and implementation teams of the Transfer Object as listed in Annex 4 and sign a contract with him or her, or solicit, entice or persuade any such employee to terminate employment relationship with the Transferee or violate employment terms; likewise, without the prior written consent of the Transferor, whether direct or indirect, the Transferee shall not employ, engage or recruit any employee of the Transferor outside the management and implementation teams of the Transfer Object as listed in Annex 4 and sign a contract with him or her, or solicit, entice or persuade any such employee to terminate employment relationship with the Transferor or violate employment terms.

Article 12 Profit/loss Delimiting and Business Continuity

12.1	Profit/loss Delimiting

12.1.1	The profit/loss arising from the business development of the Transfer Object ended on the Profit/loss Delimiting Reference Date shall be owned and borne by the Transferor, including:

(1)	The incomes arising from the performance of related business contracts by the Transferor, including business income from completed projects and the income confirmed for the projects still not completed on the reference date on the basis of business completion percentage, as of the Profit/loss Delimiting Reference Date, but excluding the accounts receivable ended on October 31 in Annex 2;

(2)	The costs and expenses arising from the performance of related business contracts by the Transferor, including the costs and expenses that have occurred and the expenses that have not occurred but shall be borne by the Transferor according to accrual basis and matching principle, as of the Profit/loss Delimiting Reference Date;

(3)	Any government taxes, charges and surtaxes that shall be borne by the Transferor as of the Profit/loss Delimiting Reference Date.

12.1.2	After the Profit/loss Delimiting Reference Date, the profit/loss arising from the business development of the Transfer Object shall be owned and borne by the Transferee.

12.2	Business Continuity

12.2.1	To ensure customer interests and maintain business continuity, the Transferor agrees to transfer the outstanding service contracts in Annex 3 to the Transferee and assist the Transferee in signing the contracts with the users of these projects and changing the signing party.

12.2.2	The Transferor accepts the entrustment by the Transferee to handle the matters relating to profit/loss as mentioned in Article 12.1 on behalf of the Transferee from the reference date to the completion of transfer of contracts.

Article 13

Intellectual Property Rights

13.1	The Transferor legally owns the intellectual property rights in connection with the Transfer Object, including, without limitation, all technical results arising from the implementation of the contracts as listed in Annex 3 (but excluding the intellectual property rights belonging to customers according to contracts) as well as its existing software development environment results. The Transferor has taken all reasonable measures to preserve the said intellectual property rights, including, but not limited to, taking all reasonable steps to preserve the confidentiality of all business-related technologies, confidential data and trade secrets. There are no threatened claims of third parties with respect to any infringement, illegal use or unauthorized use.

13.2	The Transferor has not licensed the said intellectual property rights to any third party in any way whatsoever. After the Initial Closing Date, the Transferor shall not license the said intellectual property rights to any third party in any way whatsoever.

13.3	To the knowledge of the Transferor, the said intellectual properties are not infringed on or illegally used as of the date of this Agreement and have not been infringed on or illegally used in past three years.

Article 14 Confidentiality

14.1	Without the prior written consent of the other party, the Transferee or the Transferor shall keep confidential the confidential matters obtained from the other party or by other means and shall not provide or disclose them to any third person.

14.2	Without the prior written consent of the other party, neither party shall disclose to any third party this Agreement, any content of this Agreement, any publicly unavailable information obtained by it from the other party for the purpose of this Agreement as well as any negotiations made by both parties for the purpose of this Agreement.

14.3	The provisions under this Article shall survive the expiry of this Agreement until the said information is or becomes part of public knowledge.

Article 15 Defaulting Liabilities

In the event that the Transferee or the Transferor defaults under this Agreement, thus causing losses to the other party, and such default results in any of the situations as set forth in Article 16 hereof, the non-defaulting party shall be entitled to terminate this Agreement and claim all its actual losses resulting from such default against the defaulting party, and the defaulting party shall make compensation within 30 days after the non-defaulting party makes a written compensation request.

Article 16 Force Majeure

16.1	An Event of Force Majeure means any event that cannot be reasonably predicted and whose happening and consequences are unavoidable and insurmountable when both parties sign this Agreement, including, but not limited to, action and omission of government and army, natural phenomenon, earthquake, fire, flood, turmoil or war.

16.2	Should either party be prevented from performing all or part of its obligations under this

Agreement owing to an Event of Force Majeure, it shall be exempt from the defaulting liabilities arising therefrom, but it shall, within 10 days thereafter, notify the other party in writing of such event. The prevented party shall make reasonable efforts to reduce losses, remove the impact of such event and resume the performance of this Agreement as early as possible after such event finishes.

Article 17 Notices

17.1	Any notice, demand or request required or permitted to be given pursuant to this Agreement shall be in writing and sent by hand delivery, registered mail or fax.

17.2	The contacts of both parties are as follows:

Worksoft Creative Software Technology Ltd.: Zhou Ying

Mailing address: 3F, No.8 Building, Zhongguancun Software Park, Haidian District, Beijing

Tel.: 010-82825266

Fax: 010-82825268

Beijing SunBridges Technologies Development Co., Ltd.: Chen Lu

Mailing address: Rm.203, No.1 Building, 3 Huayuan Road, Haidian District, Beijing

Tel.: 13301115550

17.3	Such notice, demand or request shall be deemed to be served on the recipient: if by fax, on the sending date; if by hand delivery or registered mail, at the time when the recipient signs for receipt, unless the recipient proves that it has not received such notice, demand or request.

Article 18 Applicable Law

The formation, validity, performance, interpretation and termination of and resolution of disputes in connection with this Agreement shall be governed by the laws of China, excluding conflict rules of it.

Article 19 Resolution of Disputes

19.1	Any dispute arising from or in connection with this Agreement shall be resolved by both parties through friendly negotiations. In case no resolution can be reached by both parties within 60 days after friendly negotiations commence, either party may refer such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with CIETAC’s arbitration rules then in effect. Arbitral award shall be final and binding upon both parties.

19.2	During arbitration, both parties shall continue to perform the obligations under this Agreement except for the obligations and matters involved in a dispute.

Article 20 Effectiveness

This Agreement shall become effective as of the date when it is signed by duly authorized representatives of both parties and affixed with their respective common seals.

Article 21 Miscellaneous

21.1	This Agreement supersedes all prior proposals, representations, warranties, agreements or undertakings, whether oral, written or otherwise, between both parties with respect to the subject matter hereof.

21.2	Should any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect at any time, such provision shall not affect the validity, legality and enforceability of the remainder of this Agreement and the Transferee and the Transferor shall negotiate as early as possible to substitute the said invalid, illegal or unenforceable provision with a valid, legal and enforceable one.

21.3	Where Chinese laws change after this Agreement becomes effective and before the Closing Date and the Closing thus violates Chinese laws, the Transferee and the Transferor shall negotiate in time to amend this Agreement for legal closing, but in no case will such changes of Chinese laws result in the invalidity or termination of this Agreement or serve as the basis for either party to terminate this Agreement.

21.4	In case of anything not covered herein, both parties may sign a supplementary agreement through negotiations, which shall made in writing and go into effect after it is signed by the duly authorized representatives of both parties and affixed with their respective official seals. Such supplementary agreement shall have the same effect as this Agreement.

21.5	Any amendment to this Agreement may be proposed by either party, but both parties shall reach an agreement and sign a written instrument. In case no agreement is reached by both parties, the validity of this Agreement shall not be affected thereby; if either party terminates this Agreement for this reason, it shall be deemed defaulting under this Agreement and the other party may terminate this Agreement and claim its losses.

21.6	All the taxes and other charges arising from the execution and performance of this Agreement shall be borne by both parties respectively in accordance with laws and if not specifically specified by laws, borne by both parties through negotiations.

21.7	This Agreement is executed in duplicate in Chinese, one copy for each party. Both copies shall be equally authentic.

IN WITNESS WHEREOF, both parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

[Signature Page]

Transferee: Worksoft Creative Software Technology Ltd. (seal)
Authorized representative:	/s/ Chen Shuning
(signature)

Title:
Date:

Transferor: Beijing SunBridges Co., Ltd. (seal)
Authorized representative:	/s/ Feng Xing
(signature)

Title:
Date

Annex 1: List of Assets – Fixed Assets

Annex 2: Accounts Receivable

Annex 3: Service Contracts being Implemented and Expected to Be Signed

Annex 4: List of Management and Implementation Personnel

Annex 5: Labor Contract of Management Personnel